Exhibit 99.1
Press Release Dated July 20, 2011

NEWS RELEASE
July 20, 2011

Farmers Capital Bank Corporation Announces Second Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $169 thousand for the quarter ended June 30, 2011, which represents a net loss of $.04 per common share after factoring in preferred stock dividends. Net income was $1.0 million or $.08 per common share for the linked quarter ended March 31, 2011 and $2.8 million or $.32 per common share for the second quarter a year ago. For the six months ended June 30, 2011, net income was $1.2 million or $.04 per common share compared to $4.8 million or $.52 per common share for the six months ended June 30, 2010.

The $876 thousand or 83.8% decrease in net income in the current quarter compared to the linked quarter is attributed primarily to a $2.1 million or 85.5% increase in the provision for loan losses and higher expenses associated with repossessed properties of $1.3 million or 185%. Noninterest income was up $447 thousand or 7.6% in the linked quarter comparison and occurred across a broad range of line items, led by higher trust fee income of $232 thousand or 54.3%. For the same period, total noninterest expenses were up $225 thousand or 1.5%. The $1.3 million increase in expenses associated with repossessed properties was partially offset by an overall net decrease in other noninterest expenses of $1.0 million or 7.1%. The impact of income taxes had an $823 thousand positive effect on net income in the comparison.

“Our entire company is intensely focused on two main issues,” states Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Those issues are reducing the level of nonperforming assets in an orderly manner and preserving capital. Many community banks are facing these same challenges which are exacerbated by the state of the current economy.”

“Extensive efforts are made to make sure our assets are fairly valued on the balance sheet,” says Mr. Hillard. “The process involves getting accurate appraisals of property owned and projecting cash flows for impaired loans. Issues are dealt with expediently and assets are written down to the appropriate values. Impaired loans are reviewed closely on at least a quarterly basis and collateral values supporting nonperforming assets are revalued at least annually.”

“Community banks are typically unable to sell large amounts of nonperforming assets at deep discounts without significantly sacrificing capital and our banks are no exception,” continues Mr. Hillard. “Over the past year we have recognized substantial write downs, but at the same time we have also been able to build capital at each of our banks. We value our shareholders and although nonperforming assets increased slightly from the previous quarter, we are working diligently to reduce those amounts in an orderly and efficient manner.”

Nonperforming assets were as follows for the periods indicated.

(In thousands)	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Nonaccrual loans	$63,737	$57,473	$53,971	$53,866	$59,370
Loans 90 days or more past due and still accruing	3	45	42	472	1,279
Restructured loans	32,241	36,746	36,978	37,395	38,220
Total nonperforming loans	95,981	94,264	90,991	91,733	98,869

Other real estate owned	34,710	34,371	30,545	29,022	27,562
Other foreclosed assets	17	20	34	59	39
Total nonperforming assets	$130,708	$128,655	$121,570	$120,814	$126,470

Ratio of total nonperforming loans to total loans (net of unearned income)	8.5%	8.2%	7.6%	7.5%	8.0%

The $2.1 million or 1.6% increase in total nonperforming assets in the linked quarter comparison is due mainly to a net increase in nonperforming loans of $1.7 million or 1.8%. Nonaccrual loans are up $6.3 million or 10.9% in the comparison partially offset by a decrease in restructured loans of $4.5 million or 12.3%. The increase in nonaccrual loans was driven primarily by the addition of five larger-balance real estate credits with an aggregate outstanding balance of $9.2 million at June 30, 2011. Out of the $9.2 million in larger-balance nonaccrual credits added in the current quarter, property securing $2.8 million of these nonaccrual credits are under contract to be sold at various dates through the fourth quarter at net selling prices that approximate current outstanding loan amounts.

The $4.5 million decrease in restructured loans in the linked quarter comparison was due primarily to one credit in the amount of $2.8 million that was reclassified to nonaccrual status in the amount of $1.5 million, which was net of principal payments and charge-offs of $436 thousand and $810 thousand, respectively. Additional decreases in restructured loans were led by the receipt of $1.1 million in principal payments on a larger-balance loan.

Net loan charge-offs were $3.8 million and $2.2 million in the current three months and linked quarter, respectively. This represents an increase of $1.6 million or 73.1%. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .34% and .19% in the current and linked quarters, respectively. The allowance for loan losses was $29.7 million or 2.63% of loans (net of unearned income) outstanding at June 30, 2011. At March 31, 2011 and year-end 2010, the allowance for loan losses was $29.0 million or 2.52% of net loans outstanding and $28.8 million or 2.41% of net loans outstanding, respectively.

Second Quarter 2011 Compared to First Quarter 2011

▪
The $876 thousand or $.12 per common share decrease in net income for the second quarter of 2011 compared to the first quarter of 2011 is attributed mainly to a $2.1 million or 85.5% increase in the provision for loan losses and overall higher noninterest expenses of $225 thousand or 1.5%. Partially offsetting these expense increases was a $447 thousand or 7.6% increase in noninterest income, a $166 thousand or 1.2% increase in net interest income, and $823 thousand decrease attributed to income taxes.

▪
The increase in provision for loan losses of $2.1 million in the linked quarter comparison was $478 thousand or 29.7% higher than the corresponding $1.6 million increase in net loan charge offs. The increase in the provision for loan losses was driven mainly by rising historical loss rates and was also impacted by higher levels of nonaccrual loans, each of which are factored into the Company’s allowance for loan losses computation.

▪
The $225 thousand or 1.5% increase in noninterest expenses was driven mainly by higher net expenses associated with repossessed real estate of $1.3 million or 185%. The increase in expenses attributed to repossessed real estate was made up primarily of impairment charges, which increased $1.1 million in the comparison.

▪
All other noninterest expenses decreased a net of $1.0 million or 7.1%.  This decrease is mainly the result of two non-routine losses in the aggregate of $1.0 million recorded in the first quarter with no corresponding amount recorded in the current quarter. These losses, which were discussed in the previous quarter, relate to a fraudulent transaction on a deposit account involving one of the Company’s customers and a write-down attributed to uncollectible amounts of property tax receivables at the Company’s leasing subsidiary.

▪
The $477 thousand or 7.6% increase in noninterest income is spread across numerous income statement line items. The overall increase was led by higher trust fee income of $232 thousand or 54.3%. The increase in trust income is due to both an increase related to higher managed asset values along with accrual refinements resulting in a one-time increase in the amount of $165 thousand. Service charges and fees on deposits were up $124 thousand or 6.0% due to higher overdraft/insufficient funds of $108 thousand or 8.3% which is related to an uptick in transaction volume.

▪
The $166 thousand or 1.2% increase in net interest income is due mainly to a decrease in interest expense on deposits of $175 thousand or 4.4% in the comparison. Net interest margin was 3.18% in the current quarter, unchanged compared to the linked quarter. Net interest spread was 2.93%, a slight decrease compared to 2.94% in the linked quarter. The Company has been able to strategically reduce many of its higher-rate deposit balances as part of its effort to improve net interest margin, overall profitability, and its capital position.

▪
The Company recorded an income tax benefit of $42 thousand in the current quarter compared to income tax expense in the amount of $781 thousand in the linked quarter. The change in income taxes is primarily due to the tax expense recorded in the first quarter related to an unfavorable tax situation concerning a tax-exempt customer of the Company. As a result, the Company recorded $449 thousand in income tax expense during the first quarter upon learning that one of its tax-exempt customers had received notification that the Internal Revenue Service intends to issue an adverse ruling to the customer regarding the qualified status of their debt arrangement with the Company. The loan contract contains provisions that the customer will indemnify the Company for any penalties, taxes, or interest thereon for which the Company becomes liable as a result of a determination of taxability. The Company intends to exercise its rights under the contract; however, due to the contingent nature of the indemnification provisions, the Company will not record the effects of the indemnification until it is realized. Additional information related to this matter is set forth in footnote 24 of the Company’s 2010 audited consolidated financial statements. Furthermore, a lower effective income tax rate resulted in a tax benefit for the current quarter.

Second Quarter 2011 Compared to Second Quarter 2010

▪
The $2.7 million or $.36 per common share decrease in net income for the second quarter of 2011 compared to the same quarter a year ago is mainly the result of lower net interest income of $455 thousand or 3.2%, a $3.5 million or 35.8% decrease in noninterest income, and an increase in noninterest expense of $302 thousand or 2.0%. A decrease in the provision for loan losses of $962 thousand or 17.5% and lower income taxes of $652 thousand positively impacted net income in the quarterly comparison.

▪
Total interest income decreased $3.3 million or 14.2% as interest income on loans was $2.3 million or 12.7% lower in the quarterly comparison. Interest income on loans decreased as outstanding loan balances have declined, nonperforming loans remain elevated, and the overall interest rate environment continues near historic lows.

▪
Total interest expense decreased $2.9 million or 31.4% in the comparison, led by a $2.2 million or 37.1% decrease in interest expense on deposits. Interest expense on deposits and other borrowers have trended downward primarily as a result of the overall low interest rate environment and a strategic decision to reduce certain higher-rate time deposits.

▪	Net interest margin was 3.18% in the current quarter, an increase of 6 basis points from 3.12% in the second quarter a year ago. Net interest spread was 2.93%, up 2 basis points compared to 2.91%.
▪
The $3.5 million decrease in noninterest income occurred over a broad range of line items, but was mainly due to lower securities gains of $3.0 million or 87.7%. The Company periodically sells investment securities in response to its overall asset/liability management strategy to lock in gains, increase yield, and/or enhance its capital position as opportunities occur.

▪
The $302 thousand increase in noninterest expense was driven by $943 thousand or 95.1% higher expenses related to repossessed real estate properties. Impairment charges on repossessed real estate were $1.3 million in the current quarter, an increase of $780 thousand compared to the second quarter a year ago.

▪
Improvements in noninterest expense in the comparison primarily include lower deposit insurance expense of $373 thousand or 34.1% and a decrease in data processing and communications expense of $226 thousand or 15.9%. Deposit insurance expense decreased mainly due to the change in the FDIC’s assessment base and rate structure that went into effect in the current quarter. The decrease in data processing and communication expense is mainly due to additional costs related to the merger of two of the Company’s bank subsidiaries during the second quarter of 2010 combined with expenses associated with a now defunct rewards program processed through an unrelated third party.

▪
The $962 thousand decrease in the provision for loan losses is attributed mainly to the overall decrease in net loans outstanding of $105 million or 8.5% at June 30, 2011 compared to a year earlier. Nonperforming loans, while up in the linked quarter comparison, improved $2.9 million or 2.9% at June 30, 2011 compared to a year earlier.

▪
The Company recorded an income tax benefit of $42 thousand in the current quarter compared to income tax expense in the amount of $610 thousand in the same quarter of 2010. The effective income tax rate for the second quarter of 2010 was 17.7%. The effective income tax rate in the current quarter is not meaningful.

Six-month Comparison

▪
The $3.6 million or $.48 per common share decrease in net income for the six months ending June 30, 2011 compared to the first six months of 2010 is primarily the result of lower net gains on the sale of investment securities of $4.2 million or 83.5%.

▪
Net interest income decreased $249 thousand or .9% as a $6.6 million decrease in interest income was nearly offset by lower interest expense of $6.3 million. Net interest margin was 3.18% for the first six months of 2011, an increase of 15 basis points from 3.03% in the same period a year ago. Net interest spread was 2.94%, up 10 basis points compared to 2.84%. The increase in net interest margin and spread while net interest income declined is reflective of the Company’s overall balance sheet realignment strategy and focused effort to reduce its cost of funds.

▪
The provision for loan losses decreased $447 thousand or 6.0% in the current six months compared to a year earlier. The decrease is attributed mainly to the overall decrease in net loans outstanding of $105 million or 8.5% at June 30, 2011 compared to a year earlier.

▪
The $4.2 million decrease in gains on the sale of investment securities was part of an overall decrease in noninterest income of $5.1 million in the six month comparison. Decreases in other noninterest income occurred across a wide range of line items led by lower service charges and fees on deposits of $306 thousand or 6.7%, nondeposit service charges, commissions, and fees of $249 thousand or 10.6%, and data processing fees of $192 thousand. Trust fee income was up $257 thousand mainly due to both an increase related to higher managed asset values along with the  one-time increase in the amount of $165 thousand discussed in the linked quarter comparison.

▪
Total noninterest expenses decreased $913 thousand or 2.9% and were represented by decreases over a wide range of line items. Deposit insurance expense decreased $590 thousand or 26.8% mainly due to the change in the FDIC’s assessment base and rate structure that went into effect in the second quarter of 2011. Data processing and communication expenses decreased $441 thousand or 15.4% mainly due to additional costs related to the merger of two of the Company’s bank subsidiaries during the second quarter of 2010 combined with expenses associated with a now defunct rewards program processed through an unrelated third party. Salaries and employee benefits decreased $223 thousand or 1.6% due primarily to a smaller workforce.

▪
Included in noninterest expenses in the first six months of 2011 are two non-routine losses in the aggregate of $1.0 million recorded in the first quarter in which no corresponding amount was recorded in the comparable period of a year ago. These losses, which were discussed in the previous quarter, relate to a fraudulent transaction on a deposit account involving one of the Company’s customers and a write-down attributed to uncollectible amounts of property tax receivables at the Company’s leasing subsidiary.

▪
Income tax expense decreased $443 thousand or 37.5% in the comparison and is mainly attributed to a decrease in the effective tax rate. The effective tax rate, after adjusting for the $449 thousand tax expense in the first quarter of 2011 described previously, was 14.8% compared to 19.8% for the same period a year ago.

Balance Sheet

▪
Total assets were $1.9 billion at June 30, 2011, a decrease of $36.0 million or 1.8% from March 31, 2011. The net decrease in total assets is attributed mainly to decreases in cash and cash equivalents of $85.7 million or 46.5% and net loans of $19.6 million or 1.8% partially offset by an increase in investment securities of $68.4 million or 13.2%.

▪
The decrease in cash and cash equivalents reflects an overall lower net funding position of the Company combined with the opportunity to redeploy cash equivalents into higher yielding investments in the absence of high quality loan demand.

▪	Deposits decreased $26.4 million or 1.8% in the linked quarter comparison. Interest bearing deposit balances made up $25.0 million of the decrease.
▪	Short-term borrowings decreased $8.1 million or 11.2% due mainly to activity related to the Commonwealth of Kentucky. Such activity can fluctuate significantly from day to day.
▪
The allowance for loan losses was 2.63% of loans outstanding (net of unearned income) at June 30, 2011, an increase of 11 basis points compared to 2.52% at March 31, 2011. Net charge-offs were $3.8 million and $2.2 million for the current and linked quarters, respectively.

▪
While the allowance for loan losses and the level of nonperforming loans have both edged upward since the previous quarter, the ratio of each of these totals to net loans have been boosted by a decrease in net loans outstanding.

▪
On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for the Company’s subsidiary banks exceeds the targets established in the agreements with the regulatory agencies.

▪
As has been previously disclosed, the Company learned in the first quarter of 2011 that the Commonwealth of Kentucky awarded its general depository services contract to a large multi-national bank. The Company held the previous contract which had an original termination date of June 30, 2011. This contract was extended through December 2011 whereby the Company will continue to provide services and assistance during the transition process. The Company is committed to facilitating a smooth transition with the Commonwealth and its employees. The impact of not retaining the general depository services contract of the Commonwealth is not expected to have a material impact on the Company’s results of operations.

Dividend Status

Under an agreement with its banking regulatory authorities entered into during the fourth quarter of 2009, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of all subsequent quarterly Company requests to make interest payments on its trust preferred securities and dividends on its preferred stock, the Company has not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.  Moreover, the Company will not pay any such dividends on its common stock until the Company’s assessment of its capital position and earnings trends yield the conclusion that the payment of a common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Consolidated Financial Highlights-Unaudited
(In thousands except per share data)
	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Interest income	$20,133	$20,168	$23,475	$40,301	$46,857
Interest expense	6,311	6,512	9,198	12,823	19,130
Net interest income	13,822	13,656	14,277	27,478	27,727
Provision for loan losses	4,528	2,441	5,490	6,969	7,416
Net interest income after provision for loan losses	9,294	11,215	8,787	20,509	20,311
Noninterest income	6,340	5,893	9,869	12,233	17,359
Noninterest expenses	15,507	15,282	15,205	30,789	31,702
Income before income tax expense	127	1,826	3,451	1,953	5,968
Income tax (benefit) expense	(42)	781	610	739	1,182
Net income	$169	$1,045	$2,841	$1,214	$4,786

Net income	$169	$1,045	$2,841	$1,214	$4,786
Preferred stock dividends and discount accretion	(473)	(472)	(466)	(945)	(932)
Net (loss) income available to common shareholders	$(304)	$573	$2,375	$269	$3,854

Basic and diluted net (loss) income per common share	$(.04)	$.08	$.32	$.04	$.52

Averages
Loans, net of unearned interest	$1,144,035	$1,173,677	$1,250,667	$1,158,774	$1,257,453
Total assets	1,956,654	1,958,088	2,149,940	1,957,367	2,168,814
Deposits	1,466,759	1,464,858	1,584,156	1,465,814	1,611,706
Shareholders’ equity	154,090	151,325	151,808	152,715	150,982

Weighted average common shares outstanding – basic and diluted	7,420	7,412	7,384	7,416	7,382

Return on average assets	.03%	.22%	.53%	.13%	.45%
Return on average equity	.44%	2.80%	7.51%	1.60%	6.39%

	June 30, 2011	March 31, 2011	December 31, 2010
Cash and cash equivalents	$98,506	$184,187	$182,056
Investment securities	584,815	516,453	445,112
Loans, net of allowance of $29,738, $29,022, and $28,784	1,102,796	1,122,445	1,164,056
Other assets	145,567	144,603	144,469
Total assets	$1,931,684	$1,967,688	$1,935,693

Deposits	$1,446,902	$1,473,257	$1,463,572
Federal funds purchased and other short-term borrowings	64,666	72,810	47,409
Other borrowings	244,874	250,038	252,209
Other liabilities	22,129	21,509	22,607
Total liabilities	1,778,571	1,817,614	1,785,797

Shareholders’ equity	153,113	150,074	149,896
Total liabilities and shareholders’ equity	$1,931,684	$1,967,688	$1,935,693

End of period tangible book value per common share1	16.39	15.90	15.87
End of period common share value	5.25	7.51	4.88

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.